SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2006

POGO PRODUCING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7792	74-1659398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 2700

Houston, Texas 77046-0504

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 297-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below regarding the entry into a new loan facility dated as of May 2, 2006 is hereby incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 2, 2006, Pogo Producing Company, a Delaware corporation (the “Company”), entered into a senior unsecured loan facility with Goldman Sachs Credit Partners L.P. (“GSCP”), as sole lead arranger and book runner, syndication agent, administrative agent and lender. The Company borrowed $450 million under the facility in the form of a senior term loan with a final maturity date of May 2, 2012. The loan proceeds, together with borrowings of approximately $300 million under the Company’s revolving credit facility, were used to finance the Company’s acquisition of Latigo Petroleum, Inc., a Delaware corporation (“Latigo”), which was consummated on May 2, 2006.

The Company is not entitled to make additional borrowings under the loan facility or to reborrow any principal that has been repaid or prepaid. The loan facility provides for mandatory prepayments in some circumstances, including receipt of proceeds from specified dispositions and debt or equity offerings. Prior to July 14, 2006, the Company may use proceeds from specified debt offerings to repay debt under its revolving credit facility rather than making a prepayment under the loan facility, if the Company’s remaining available borrowings under the revolving credit facility are at least equivalent to the amount so repaid.

The $450 million loan initially bears interest at an annual rate of 6.875% and requires interest to be paid on August 2, November 2, February 2 and May 2 of each year. Beginning August 2, 2006, the interest rate increases by 50 basis points on each interest payment date, provided that the interest rate in effect will at all times be at least the rate in effect under the Company’s revolving credit facility and no more than the yield then in effect for ten year U.S. Treasury Notes plus 600 basis points. The loan facility provides for increased interest rates upon the occurrence of an event of default and upon the occurrence of other specified events.

After 120 days from the date of the loan facility, upon notice from an affiliate of GSCP, the Company is required to issue and sell securities (other than common stock or securities convertible into common stock) in a public offering or private placement, the proceeds of which will be applied to refinance the loan.

The Company and its restricted subsidiaries are subject to certain negative covenants under the loan facility that are similar to the negative covenants in the indenture governing the Company’s 6.875% Senior Subordinated Notes due 2017.

Obligations under the loan facility are subject to acceleration, in some cases automatically, upon the occurrence of customary events of default, which are similar to the events of default in the indenture governing the Company’s 6.875% Senior Subordinated Notes due 2017.

This report contains only a summary of certain provisions of the loan facility. The summary does not purport to be complete and is qualified by reference to the loan facility, which is filed as an exhibit hereto. The loan facility contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the loan facility should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

4.1

Senior Loan Facility dated May 2, 2006 by and among Pogo Producing Company, as the Borrower, certain Lenders party thereto from time to time and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Book Runner, Syndication Agent, Administrative Agent and Lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POGO PRODUCING COMPANY

Date: May 8, 2006	By:	/s/ James P. Ulm, II
James P. Ulm, II
Senior Vice President and
Chief Financial Officer